INDEMNIFICATION AGREEMENT

THIS AGREEMENT (“Agreement”) made and entered into as of January 1, 2012 by and between ARGENTEX MINING CORPORATION (the “Company”), a corporation continued under the laws of the Province of British Columbia and JEFFREY FINKELSTEIN, a resident of British Columbia (the “Indemnitee”).

RECITALS:

          WHEREAS, competent persons have become more reluctant to serve publicly-held corporations as directors or officers unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, the corporation; and

          WHEREAS, it is reasonable and prudent for the Company contractually to indemnify such persons to the extent set forth in this Agreement in an effort to give them additional incentive to serve or continue to serve the Company.

          NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee hereby covenant and agree as follows:

          1.      Services by Indemnitee. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries) and Indemnitee, and it shall continue in force after Indemnitee has ceased to serve as a director or officer of the Company.

          2.      Indemnity. The Company will indemnify Indemnitee under this Section 2 if, by reason of Indemnitee’s Corporate Status (as hereinafter defined) or by reason of any act done or not done by Indemnitee by reason of or on account of Indemnitee’s Corporate Status, Indemnitee is made a party to or a participant in any Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Notwithstanding the foregoing, this indemnity will not apply to any such Proceeding unless Indemnitee acted in Good Faith.

          3.      Indemnification for Other Expenses. In addition to the Indemnity provided in Section 2, above, the Company will indemnify Indemnitee against all Expenses (as hereinafter defined) actually and reasonably incurred or suffered by Indemnitee or on Indemnitee’s behalf if Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness or otherwise involved in any manner in any Proceeding to which Indemnitee is not a party; provided that Indemnitee shall not be entitled to be compensated or reimbursed for the value of Indemnitee's time spent as such unless (i) Indemnitee no longer serves as an officer, director, employee or agent of the Company and (ii) Indemnitee has spent more than ten business days as a witness or other non-party participant in such Proceeding by reason of Indemnitee’s prior Corporate Status. If Indemnitee is made a party to such Proceeding, then the provisions of Section 2, above, will apply in accordance with the terms thereof.

          4.      Advancement of Expenses. If permitted by law, the Company may elect to advance all or any portion of Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding referred to in Section 2 or 3, above, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, together with an undertaking from the Indemnitee, in form and substance satisfactory to the Company in its sole discretion, that it will repay such advance or advances to the Company if it is ultimately determined that the advance(s) were prohibited by law or that the Indemnitee is not entitled to indemnity in respect of that Proceeding or those Expenses. Such statement or statements must reasonably evidence the Expenses incurred by Indemnitee. In furtherance of the foregoing, Indemnitee hereby undertakes to repay any Expenses advanced if it is ultimately determined by final judgment of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified against such Expenses.

          5.      Procedure for Determination of Entitlement to Indemnification.

          (a)      To obtain indemnification under this Agreement, Indemnitee must submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to such indemnification. The Secretary of the Company will, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

          6.      Notification and Defense of Proceeding.

          (a)      Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding that may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but subject to the last sentence of Section 6(c), below, the failure so to notify the Company will not relieve it from any liability that it may have to Indemnitee.

          (b)      In the event Indemnitee notifies the Company of the commencement of a Proceeding, the Company will be entitled to participate in the Proceeding at its own expense, and except as otherwise provided below, if the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to retain Indemnitee’s own counsel in such Proceeding, but Indemnitee shall be obligated to pay all Expenses related thereto incurred by Indemnitee after notice from the Company of its assumption of the defense unless: (i) the retention of counsel by Indemnitee has been authorized by the Company, (ii) there is a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, or (iii) the Company shall not within 60 calendar days have retained counsel to assume the defense of such Proceeding, in each of which cases all Expenses incurred by Indemnitee in connection with such Proceeding shall be borne by the Company. In the event separate counsel is retained by Indemnitee pursuant to this Section 6(b), the Company shall cooperate with Indemnitee with respect to the defense of the Proceeding, including making documents, witnesses and other reasonable information related to the defense available to Indemnitee and such separate counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate. Notwithstanding any provision herein to the contrary, the Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company.

          (c)      The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s express prior written consent. The Company shall not settle any Proceeding in any manner that would impose any penalty, liability or limitation on Indemnitee without Indemnitee’s prior written consent; provided that the Company shall not be required to obtain the consent of Indemnitee to the settlement of any Proceeding the Company has undertaken to defend if the settlement grants Indemnitee a complete and unqualified release in respect of the potential liability. The Company shall not be liable for any amount paid by Indemnitee in settlement of any Proceeding that is not defended by the Company unless the Company has consented to such settlement. Neither the Company nor Indemnitee will unreasonably withhold, condition or delay their consent to any proposed settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement with regard to any judicial award issued in a Proceeding, or any related Expenses of Indemnitee, if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such Proceeding, except to the extent that the Company was not materially prejudiced thereby.

          7.      Subrogation.

          (a)      In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

          (b)      The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has already received payment of such amounts under any insurance policy, contract, agreement or otherwise.

          (c)      The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee due to the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has already received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          8.      Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (i) the expiration of the applicable limitations periods as to all possible claims in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder upon commencement of a related Proceeding, or (ii) the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators.

          9.      Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto, and (iii) to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

          10.      Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless the bringing of such Proceeding or making of such claim shall have been approved by the Board.

          11.      Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

          12.      Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

          13.      Definitions. For purposes of this Agreement:

          (a)      “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity.

          (b)      “Board” shall mean the Board of Directors of the Company.

          (c)      “Corporate Status” describes the status of a person who is or was a director or officer of an Enterprise.

          (d)      “Enterprise” shall mean the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity, enterprise or association of which Indemnitee is or was serving at the request of the Company as a director or officer.

          (e)      “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, fees of witnesses other than Indemnitee, travel and lodging expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include expenses reasonably incurred in connection with any appeal resulting from any Proceeding, including without limitation, any premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

          (f)      “Good Faith” shall mean Indemnitee having acted honestly and in good faith with a view to the best interests of the Enterprise and, with respect to any criminal Proceeding, having had reasonable cause to believe Indemnitee’s conduct in respect of which the Proceeding was brought was lawful.

          (g)      “Proceeding” means any action, suit, arbitration, alternate dispute resolution mechanism, inquiry, administrative hearing, whether civil, criminal or administrative, in which Indemnitee was or is involved as a party or a witness by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting in a Corporate Status, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

          14.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

          15.      Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

          16.      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom the notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to:

Jeffrey Finkelstein

3460 Regent Street Richmond

British Columbia Canada V7E 2N1

(b)	If to the Company, to:

ARGENTEX MINING CORPORATION

Suite 835,

1100 Melville Street

Vancouver, B.C. V6E 4A6

Fax: 604.568.1540

or to such other address as may have been furnished to the Company by Indemnitee or to Indemnitee by the Company, as the case may be.

          17.      Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any legal proceedings arising herefrom.

          18.      Miscellaneous. All references in this Agreement to Sections shall be deemed to be references to Sections of this Agreement unless the context indicates otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARGENTEX MINING CORPORATION

By:	/s/Jenna Hardy

Name:	Jenna Hardy

Title:	Director

SIGNED by JEFFREY FINKELSTEIN, who signed in	)
the presence of:	)
)
/s/ Ethan Minsky	)
Signature	)
Ethan Minsky	)	/s/JeffreyFinkelstein
Print Name	)	JEFFREYFINKELSTEIN
800 885 West Georgia Street	)
Vancouver, BCV 6C 3H1)
Address	)
Solicitor	)
Occupation	)
)